Exhibit 10.2

EXECUTION VERSION

AMENDMENT NO. 1 TO

PURCHASE AND SALE AGREEMENT

This AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT, dated as of May 5, 2025 (this “Amendment”), among Oncor Electric Delivery Company LLC, a Delaware limited liability company, in its individual capacity (“Oncor”), as initial servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”), and as an originator (in such capacity, the “Originator”) and Oncor Receivables LLC, a Delaware limited liability company (the “Buyer”).

W I T N E S S E T H:

WHEREAS, the parties hereto have heretofore entered into that certain Purchase and Sale Agreement, dated as of April 28, 2023 (as amended, restated, supplemented, assigned or otherwise modified from time to time, the “Agreement”); and

WHEREAS, concurrently herewith, the Buyer, as borrower, the Servicer, the Group Agents, the Lenders and the Administrative Agent are entering into that certain Amendment No. 2 to Receivables Financing Agreement, dated as of the date hereof (the “RFA Amendment”); and

WHEREAS, the parties hereto seek to modify the Agreement upon the terms hereof.

NOW, THEREFORE, in exchange for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged and confirmed), each of the parties hereto agree as follows:

A G R E E M E N T:

1. Definitions. Unless otherwise defined or provided herein, capitalized terms used herein have the meanings attributed thereto in (or by reference in) Section 1.1 of the Agreement.

2. Amendments to the Agreement. Effective as of the date hereof, the Agreement is hereby amended to incorporate the changes shown on the marked pages of the Agreement attached hereto as Exhibit A.

3. Conditions to Effectiveness. This Amendment shall be effective as of the date hereof, concurrently with the effectiveness of the RFA Amendment, subject to receipt by the Administrative Agent of executed counterparts of this Amendment duly executed by each of the parties hereto.

4. Certain Representations and Warranties. Each of the Buyer, the Servicer and the Originator represents and warrants to each other and each Credit Party as of the date hereof, as follows:

(a) Representations and Warranties. Its respective representations and warranties contained in the Agreement and each other Transaction Document to which it is a party are true and correct in all material respects on and as of the date hereof or, if such representations and warranties by their terms refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date.

(b) Power and Authority; Due Authorization. That it (i) has all necessary limited liability company power and authority to (A) execute and deliver this Amendment and (B) perform its obligations under this Amendment, the Agreement (as amended hereby) and each of the other Transaction Documents to which it is a party and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of, and the consummation of the transactions provided for in, this Amendment, the Agreement (as amended hereby) and the other Transaction Documents to which it is a party.

(c) Binding Obligations. This Amendment, the Agreement (as amended hereby), and each of the other Transaction Documents to which it is a party constitutes legal, valid and binding obligations of the Buyer, the Servicer and the Originator, as applicable, enforceable against the Buyer, the Servicer and the Originator, as applicable, in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(d) No Events of Default. No Purchase and Sale Termination Event, Event of Default or Unmatured Event of Default has occurred and is continuing, and no Purchase and Sale Termination Event, Event of Default or Unmatured Event of Default would result from this Amendment or the transactions contemplated hereby.

(e) Sales under the Agreement. The Originator has not provided written notice to the Buyer or the Administrative Agent of its election to terminate sales of Receivables under the Agreement.

(f) Sale Termination Date. The Sale Termination Date has not occurred with respect to the Originator.

5. Reference to and Effect on the Agreement and the Other Transaction Documents.

(a) From and after the effectiveness of this Amendment, each reference in the Agreement to “this Agreement”, “hereof”, “herein”, “hereunder” or words of like import, and each reference in each of the other Transaction Documents to the “Purchase and Sale Agreement”, “thereunder”, “thereof” or words of like import, in each case referring to the Agreement, shall mean and be, a reference to the Agreement, as amended hereby.

(b) It is the intent of the parties hereto, and the parties hereto agree, that this Amendment shall not constitute a novation of the Agreement, any other Transaction Document or any of the rights, obligations or liabilities thereunder. The Agreement (except as specifically amended herein) and the other Transaction Documents are hereby ratified and confirmed in all respects by each of the parties hereto and shall remain in full force and effect in accordance with its respective terms.

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(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of or amendment to, any right, power or remedy of the Buyer, the Administrative Agent or any other Credit Party under, nor constitute a waiver of or amendment to, any other provision or condition under, the Agreement or any other Transaction Document.

6. Costs and Expenses. The Buyer agrees to pay on demand all reasonable out-of-pocket costs and expenses (including reasonable Attorney Costs) of the Administrative Agent and the other Credit Parties, incurred in connection with the preparation, negotiation, execution and delivery of this Amendment and the transactions contemplated hereby.

7. GOVERNING LAW. THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

8. Transaction Documents. This Amendment is a Transaction Document executed pursuant to the Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof.

9. Integration. This Amendment, the Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

10. Severability. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile transmission, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of an original executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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12. Mutual Negotiations. This Amendment is the product of mutual negotiations by the parties hereto and their counsel, and no party shall be deemed the draftsperson of this Amendment or any provision hereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Amendment, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

13. Headings. The captions and headings of this Amendment are included herein for convenience of reference only and shall not affect the interpretation of this Amendment.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ONCOR ELECTRIC DELIVERY COMPANY LLC, as Servicer and as the Originator

By:	/s/ Kevin R. Fease
Name: Kevin R. Fease
Title: Vice President and Treasurer

ONCOR RECEIVABLES LLC,
as Buyer

By:	/s/ Kevin R. Fease
Name: Kevin R. Fease
Title: Treasurer

S-1	Amendment No. 1 to PSA

EXHIBIT A

Amendments to Agreement

(Attached)

Amendment No. 1 to PSA

COMFORMED COPY

~~EXECUTION VERSION~~

EXHIBIT A TO AMENDMENT NO. 1, DATED AS OF MAY 5, 2025

PURCHASE AND SALE AGREEMENT

dated as of April 28, 2023

between

ONCOR ELECTRIC DELIVERY COMPANY LLC,

as Servicer

the

ORIGINATORS FROM TIME TO TIME PARTY HERETO,

as Originators

and

ONCOR RECEIVABLES LLC,

as Buyer

-i-

TABLE OF CONTENTS

(continued)

ANNEX 1	UCC Details Schedule
ANNEX 2	Notice Information
EXHIBIT 2.3(c)	Form of Subordinated Note

-ii-

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT dated as of April 28, 2023 (this “Agreement”) is among Oncor Electric Delivery Company LLC, a Delaware limited liability company, in its individual capacity (“Oncor”) and as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”), the originators from time to time party hereto (each, an “Originator”, and collectively, the “Originators”) and Oncor Receivables LLC, a Delaware limited liability company (the “Buyer”). For good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND RELATED MATTERS

SECTION 1.1 Defined Terms. In this Agreement, unless otherwise specified: (a) capitalized terms are used as defined in (or by reference in) Article I of the Receivables Financing Agreement dated as of the date hereof (as amended, restated, modified or otherwise supplemented from time to time, the “Receivables Financing Agreement”) among Buyer, as Borrower, Oncor, as Servicer, the lenders and group agents party thereto from time to time, and MUFG Bank, Ltd., as Administrative Agent, and (b) as used in this Agreement, unless the context otherwise requires, the following terms have the meanings indicated below:

“Deferred Payment” has the meaning given in Section 2.2.

“Purchase and Sale Termination Event” means the occurrence of any of the following events or occurrences with respect to an Originator:

(a) such Originator shall fail to make when due any payment or deposit or transfer any monies to be made by it under this Agreement or any other Transaction Document as and when due and such failure is not remedied within five (5) Business Days;

(b) any representation or warranty made or deemed to be made by such Originator under this Agreement, any other Transaction Documents to which it is a party (including in any report or certificate required to be delivered under any Transaction Document), shall prove to have been incorrect or untrue in any material respect (or, with respect to any representation, warranty, certification or statement already qualified by materiality or “Material Adverse Effect,” shall be untrue in any respect) when made or deemed made unless such representation or warranty relates solely to one or more specific Receivables and an Originator (or the Servicer) makes a Deemed Collection payment with respect to such Receivable when and to the extent required by this Agreement;

(c) such Originator shall fail to perform or observe in any material respect, any other term, covenant or agreement contained in this Agreement or any other Transaction Document to which it is a party on its part to be performed or observed and such failure, solely to the extent capable of cure, shall continue for fifteen (15) Business Days following knowledge or notice thereof by any Oncor Party; or

(d) an Event of Bankruptcy shall have occurred with respect to such Originator.

“Purchase Price” has the meaning given in Section 2.3(a).

“Qualified Defaulted Receivable” means any Receivable that satisfies each of the following criteria: (i) it is a Defaulted Receivable, (ii) the Servicer has imminent plans to write-off such Receivable as uncollectible and (iii) such Receivable should be written-off as uncollectible in accordance with the Credit and Collection Policy.

“Records” means all Contracts and other documents, instruments, books, records, purchase orders, computer tapes and disks, agreements, reports and other information prepared or maintained by any Oncor Party with respect to, or that evidence or relate to, the Pool Receivables, the Related Rights, any other Collateral, the Obligors of such Pool Receivables or the origination, collection or servicing of any of the foregoing.

“Related Rights” means (a) excluding any Regulatory Assets, all rights to, but not any obligations under, all Related Security with respect to the Receivables, (b) excluding any Regulatory Assets, all Records (but excluding any obligations or liabilities under the Contracts), (c) all Collections in respect of, and other cash proceeds of, the Receivables or any other Related Security and (d) excluding any Regulatory Assets, all other proceeds (as defined in the UCC) of any of the foregoing.

“Repurchase Date” has the meaning given in Section 2.5(a).

“Repurchased Qualified Defaulted Receivables” has the meaning given in Section 2.5(a).

“Sale Termination Date” means, with respect to any Originator, the date that Receivables and Related Rights cease being sold or contributed, as applicable, to the Buyer under this Agreement pursuant to Article VI of this Agreement.

“Senior Interest Holders” has the meaning given in Exhibit 2.3(c).

“Senior Interests” has the meaning given in Exhibit 2.3(c).

“Subordinated Note” has the meaning given in Section 2.3(c).

“Subordination Provisions” has the meaning given in Exhibit 2.3(c).

SECTION 1.2 Other Interpretive Matters. The interpretation of this Agreement, unless otherwise specified, is subject to Section 1.02 of the Receivables Financing Agreement.

ARTICLE II

AGREEMENT TO PURCHASE, SELL AND CONTRIBUTE

SECTION 2.1 Purchase, Sale and Contribution. Upon the terms and subject to the conditions set forth in this Agreement, each Originator, severally and for itself, hereby agrees to sell or contribute, as applicable, to Buyer, and Buyer hereby agrees to purchase or acquire from each Originator, as applicable, all of such Originator’s right, title and interest in, to and under the Receivables and the Related Rights, in each case whether now existing or hereafter arising, acquired, or originated.

SECTION 2.2 Timing of Purchases. All of the Receivables and the Related Rights existing at the opening of each Originator’s business on the Closing Date are hereby sold or contributed, as applicable, to Buyer on such date in accordance with the terms hereof. On and after the Closing Date until the Sale Termination Date, each Receivable shall be deemed to have been sold or contributed to Buyer immediately (and without further action by any Person) upon the creation or acquisition of such Receivable by the respective Originator. In respect of any purchase hereunder, Buyer shall pay the respective Originators the applicable cash Purchase Price for the Receivables and the Related Rights on the applicable purchase date; provided, however, to the extent that Buyer does not have funds available to pay the Purchase Price due on any day in cash (such cash insufficiency being a “Deferred Payment”) the Buyer shall pay the Deferred Payment by (i) increasing the principal amount of the Subordinated Note held by such Originator, as provided in Section 2.3(c)(iii) below or (ii) solely if elected by Oncor in its sole discretion by increasing the capital account to reflect an increase in the equity interest held by Oncor in the Buyer. The Related Rights with respect to each Receivable shall be sold or contributed at the same time as such Receivable, whether such Related Rights exist at such time or arise, are acquired or are originated thereafter by the respective Originator.

SECTION 2.3 Purchase Price. (a) The purchase price (“Purchase Price”) for the Receivables and the Related Rights shall equal the fair market value of the Receivables and the Related Rights as agreed by each Originator and Buyer at the time of purchase or acquisition. The Purchase Price shall not be adjusted or modified after the applicable purchase date, except as set forth in Sections 2.5 and 3.2.

(b) On the Closing Date, Oncor shall contribute to Buyer all of Oncor’s Receivables and Related Rights existing at the opening of Oncor’s business on the Closing Date, as a capital contribution in an amount to be agreed between the Buyer and Oncor.

(c) On each purchase date after the Closing Date, Buyer shall pay the related Originator the Purchase Price with respect to each Receivable and the Related Rights, created or acquired by such Originator on the date of purchase thereof as set forth above (i) first, by transfer of funds, to the extent that Buyer has funds available for that purpose after satisfying Buyer’s obligations under the Receivables Financing Agreement and such payment is not prohibited under the Transaction Documents, (ii) second, at the sole discretion of Oncor, to the extent that any portion of the Deferred Payment due to Oncor remains unpaid after giving effect to the amount paid in cash by the Buyer as provided in clause (c)(i), Oncor may elect to contribute to the capital of the Buyer the Receivables and Related Assets (or portions thereof) allocable to such unpaid portion of the Deferred Payment, in return for an increase in the value of the equity interest in the Buyer held by Oncor and (iii) third, to the extent that any portion of the Deferred Payment arising on any day remains unpaid (after giving effect to clauses (c)(i) and (c)(ii)), Buyer shall execute and deliver in the form attached to this Agreement as Exhibit 2.3(c), a subordinated promissory note (each, a “Subordinated Note”) in a principal amount equal to such Deferred Payment and payable to the order of such Originator, or shall increase the principal amount of any outstanding Subordinated Note to such Originator by the amount of any Deferred Payment; provided, that the aggregate principal amount of the Subordinated Notes shall not at any time exceed or be permitted to exceed the maximum amount on the Subordinated Notes that could be owed without rendering Borrower’s Net Worth less than the Required Capital Amount. Each Originator is hereby authorized by Buyer to endorse on the schedule attached to its Subordinated Note an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto, provided that the failure to make such notation shall not affect any obligation of Buyer thereunder.

(d) The Servicer shall evidence Oncor’s election to treat all or any portion of a Deferred Payment as a capital contribution by recording it as such on the books and records of the Buyer as maintained by the Servicer, and no further notice or acceptance of any such contribution shall be necessary. Oncor, the Servicer and Buyer shall each record on its respective books and records any capital contribution made by Oncor to Buyer promptly following its occurrence. Nothing herein shall be construed to require Oncor to make any capital contribution to the Buyer after the Closing Date.

SECTION 2.4 No Recourse or Assumption of Obligations. Except as specifically provided in this Agreement, the purchase and sale or contribution, as applicable, of Receivables and Related Rights under this Agreement shall be without recourse to any Originator. Each Originator and Buyer intend the transactions hereunder to constitute absolute and irrevocable true sales or valid contributions of Receivables and the Related Rights by each Originator to Buyer, providing Buyer with the full risks and benefits of ownership of the Receivables and Related Rights (such that the Receivables and the Related Rights (other than those repurchased by, or reconvened to, an Originator pursuant to the terms hereof) would not be property of any Originator’s estate in the event of such Originator’s bankruptcy).

None of Buyer, the Administrative Agent, the Lenders or the other Affected Persons shall have any obligation or liability under any Receivables or Related Rights, nor shall Buyer, the Administrative Agent, any Lender or the other Affected Persons have any obligation or liability to any Obligor or other customer or client of any Originator (including any obligation to perform any of the obligations of any Originator under any Receivables or Related Rights).

SECTION 2.5 Repurchase of Defaulted Receivables.

(a) Originators may, from time to time, repurchase Qualified Defaulted Receivables from the Buyer (such repurchased Qualified Defaulted Receivables, the “Repurchased Qualified Defaulted Receivables” and the effective date of such repurchase, the “Repurchase Date”) for a purchase price with respect to each Qualified Defaulted Receivable equal to the fair market value of such Qualified Defaulted Receivable on such Repurchase Date as agreed to between the applicable Originator and the Buyer (such price, the “Qualified Defaulted Receivable Repurchase Price”).

(b) Subject to Section 2.5(c) below, any Qualified Defaulted Receivable Repurchase Price payable in accordance with Section 2.5(a) above shall be applied as a credit for the account of the Buyer against the Purchase Price of Receivables subsequently purchased by the Buyer from such Originator hereunder; provided, however if there have been no purchases of Receivables from such Originator (or insufficiently large purchases of Receivables prior to the Settlement Date immediately following the date of any such repurchase) to create a Purchase Price sufficient to so apply such credit against, the amount of such credit:

(i) to the extent of any outstanding principal balance under the Subordinated Note payable to such Originator, shall be deemed to be a payment under, and shall be deducted from the principal amount outstanding under, the Subordinated Note payable to such Originator; and

(ii) after making any deduction pursuant to clause (i) above, shall be paid in immediately available funds by such Originator to a Collection Account (or as otherwise directed by the Administrative Agent at such time) on such Settlement Date subject to clause (c) below.

(c) At any time (x) when an Event of Default exists under the Receivables Financing Agreement, (y) when a Borrowing Base Deficit exists under the Receivables Financing Agreement or (z) when the Sale Termination Date or the Termination Date has occurred, any Originator that repurchases Qualified Defaulted Receivables shall pay on the related Repurchase Date to a Collection Account (or as otherwise directed by the Administrative Agent at such time) in immediately available funds in the amount of such Qualified Defaulted Receivable Repurchase Price.

(d) On each Repurchase Date and, to the extent Section 2.5(c) is applicable on such Repurchase Date, concurrently with the payment of the Qualified Defaulted Receivable Repurchase Price in accordance with this Section 2.5, the Buyer shall sell, transfer and assign all of its rights, title and interest in such Repurchased Qualified Defaulted Receivables and the Related Rights with respect thereto to the applicable Originator free and clear of any Adverse Claim created by or through the Buyer.

(e) Notwithstanding anything to the contrary set forth in this Section, without the prior written consent of the Administrative Agent, the Majority Group Agents and Buyer, the Originators shall not repurchase any Qualified Defaulted Receivables pursuant to this Section 2.5 if (i) after giving effect to such repurchase, the aggregate initial Unpaid Balance of all Repurchased Qualified Defaulted Receivables shall exceed an amount equal to (A) 10.0%, times (B) the aggregate initial Unpaid Balance of all Receivables originated by the Originators on and after the Closing Date, (ii) an Event of Default has occurred and is continuing, (iii) a Borrowing Base Deficit exists or would exist immediately after giving effect to such repurchase or (iv) the Sale Termination Date or the Termination Date has occurred. Prior to the effectiveness of any such repurchase, the Originators shall notify the Administrative Agent and the Group Agents of their intentions to undertake such repurchase along with a listing of the related Receivables and the applicable Qualified Defaulted Receivable Repurchase Price.

ARTICLE III

ADMINISTRATION AND COLLECTION

SECTION 3.1 Oncor to Act as Servicer, Contracts. (a) Oncor shall be responsible for the servicing, administration and collection of the Receivables and the Related Rights for the benefit of Buyer and for the benefit of the Administrative Agent (as Buyer’s assignee) on behalf of the Lenders, all on the terms set out in (and subject to any rights to terminate Oncor as Servicer and appoint a successor Servicer, subject to the Tariff, PURA or any PUCT requirements or restrictions, pursuant to) the Receivables Financing Agreement.

(b) Subject to any requirements or restrictions set forth in the Tariff or PURA or any PUCT requirements or restrictions, each Originator shall cooperate with Buyer and Servicer in collecting amounts due from Obligors in respect of the Receivables.

(c) Subject to any requirements or restrictions set forth in the Tariff or PURA or any PUCT requirements or restrictions, Buyer and each Originator hereby grant to Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take or cause to be taken in the name of Buyer or such Originator, as the case may be, any and all steps which are necessary or advisable to endorse, negotiate, enforce, or otherwise realize on any checks, instruments or other proceeds of the Receivables or other right of any kind held or transmitted by Buyer or such Originator or transmitted or received by Buyer or such Originator in connection with any Receivable and any Related Rights (including under the related Records).

(d) Subject to any requirements or restrictions set forth in the Tariff or PURA or any PUCT requirements or restrictions, each Originator hereby grants to Buyer and to the Administrative Agent, as assignee of Buyer, an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take or cause to be taken in the name of Buyer or such Originator, as the case may be, any and all steps which are necessary or advisable to endorse, negotiate, enforce, or otherwise realize on any checks, instruments or other proceeds of the Receivables or other right of any kind held or transmitted by Buyer or such Originator or transmitted or received by Buyer or such Originator in connection with any Receivable and any Related Rights (including under the related Records); provided, however, that the rights granted in this Section 3.1(d) may only be exercised by the Administrative Agent during the occurrence and continuance of a Purchase and Sale Termination Event or Event of Default.

(e) Each Originator shall perform all of its obligations under the Records to the same extent as if the Receivables had not been sold or contributed, as applicable, hereunder and the exercise by each of the Buyer, the Servicer, the Administrative Agent or any of their respective designees of its rights hereunder or under the Receivables Financing Agreement shall not relieve such Originator from such obligations.

SECTION 3.2 Deemed Collections. (a) If on any day:

(i) the Unpaid Balance of any Receivable originated by any Originator is: (A) reduced as a result of any defective or rejected services, any discount, dispute, refunds, netting, rebates or any adjustment or otherwise by any Oncor Party or any Affiliate thereof (other than cash Collections on account of the Receivables), (B) reduced as a result of converting such Receivable to an Excluded Receivable, (C) reduced as a result of applying any Deposit Balance or any other amount on deposit with any Originator or any Affiliate thereof or (D) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction) or any netting by any Person; or

(ii) either (A) any of the representations or warranties of any Originator set forth in Section 4.2 is not true with respect to any Receivable at the time made or deemed made or (B) any Receivable included in any Monthly Report as an Eligible Receivable or in any calculation of the Borrowing Base as an Eligible Receivable fails to be an Eligible Receivable at the time of such inclusion;

then, on such day the Originator that sold or contributed such Receivable to Buyer hereunder shall be deemed to have received a Collection of such Receivable:

(1) in the case of clause (i) above, in the amount of such reduction or adjustment; or

(2) in the case of clause (ii) above, in the amount of the entire Unpaid Balance of the relevant Receivable (as determined immediately prior to the applicable event) with respect to which such representations or warranties of any Originator were untrue.

Collections deemed received by any Originator under this Section 3.2(a) are herein referred to as “Deemed Collections”.

(b) Subject to clause (c) below, any Deemed Collections deemed to be received by an Originator pursuant to clause (a) above shall be applied as a credit for the account of the Buyer against the Purchase Price of Receivables subsequently purchased by the Buyer from such Originator hereunder; provided, however if there have been no purchases of Receivables from such Originator (or insufficiently large purchases of Receivables prior to the Settlement Date immediately following the date of any such Deemed Collections) to create a Purchase Price sufficient to so apply such credit against, the amount of such credit:

(i) to the extent of any outstanding principal balance under the Subordinated Note payable to such Originator, shall be deemed to be a payment under, and shall be deducted from the principal amount outstanding under, the Subordinated Note payable to such Originator; and

(ii) after making any deduction pursuant to clause (i) above, shall be paid in immediately available funds by such Originator to a Collection Account (or as otherwise directed by the Administrative Agent at such time) on such Settlement Date subject to clause (c) below;

(c) At any time (x) when an Event of Default exists under the Receivables Financing Agreement, (y) when a Borrowing Base Deficit exists under the Receivables Financing Agreement or (z) when the Sale Termination Date or the Termination Date has occurred, any Originator that is deemed to receive Deemed Collections shall pay within two (2) Business Days from the date of the event giving rise to such Deemed Collection to a Collection Account (or as otherwise directed by the Administrative Agent at such time) in immediately available funds in the amount of such Deemed Collections.

SECTION 3.3 Actions Evidencing Purchases. (a) On or prior to the Closing Date, each Originator (or Servicer, on behalf of Originators) will maintain and implement administrative and operating procedures (including (i) an ability to recreate records evidencing Receivables, the Related Rights and related Contracts in the event of the destruction of the originals thereof and (ii) procedures to identify and track sales with respect to, and collections on, Excluded Receivables), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables, Related Rights and the identification and reporting of all Excluded Receivables (including records adequate to permit the reasonably prompt identification of each Receivable, Related Rights and Excluded Receivable and all Collections of and adjustments to each existing Receivable, Related Rights and Excluded Receivable). In addition, each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that Buyer or the Administrative Agent, as its assignee may reasonably request in order to perfect, protect or more fully evidence the purchases, sales and contributions hereunder, or to enable Buyer or the Administrative Agent, as its assignee to exercise or enforce any of their respective rights with respect to the Receivables and the Related Rights. Without limiting the generality of the foregoing, each Originator will upon the request of Buyer or its designee authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect the interests of Buyer and Administrative Agent, as its assignee in the Receivables and the Related Rights.

(b) Each Originator hereby authorizes Buyer or its designee (i) to file in the name of such Originator one or more financing statements, and amendments thereto, continuations thereof and assignments thereof, relative to all or any of the Receivables and the Related Rights now existing or hereafter arising and (ii) to the extent permitted by the Receivables Financing Agreement, to notify Obligors of the assignment of the Receivables and the Related Rights.

(c) Without limiting the generality of clause (a) above, each Originator shall: authorize and deliver and file or cause to be filed appropriate continuation statements, not earlier than six months and not later than one month prior to the fifth anniversary of the date of filing of the financing statements filed in connection with the Closing Date or any other financing statement filed pursuant to this Agreement, if the Final Payout Date shall not have occurred.

SECTION 3.4 Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it shall be applied as specified in writing or otherwise by such Obligor or as required by Applicable Law or by the underlying Contract. If the manner of application of any such payment is not specified by the related Obligor and is not required by Applicable Law or by the underlying Contract, such payment shall, unless Buyer instructs otherwise, be applied: first, as a Collection of any Receivable or Receivables then outstanding of such Obligor, with such Receivables being paid in the order of the oldest first, and, second, to any other indebtedness of such Obligor.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1 Mutual Representations and Warranties. Each Originator represents and warrants to Buyer, and Buyer represents and warrants to each Originator, as of the Closing Date and as of each date in which a purchase and sale or contribution, as applicable, is made hereunder, as follows:

(a) Organization and Good Standing. It is duly organized and validly existing in good standing under the laws of its jurisdiction of organization, and has full power and authority under its Organizational Documents and under the laws of its jurisdiction of organization to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b) Due Qualification. It is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. It (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party, (C) sell, assign or (solely in the case of Oncor) contribute, the Receivables and the Related Rights on the terms and conditions herein provided, (D) with respect to Buyer, purchase, acquire and own the Receivables and the Related Rights on the terms and conditions herein provided and (E) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (ii) has duly authorized by all necessary corporate or limited liability company action, as applicable, the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

(d) Binding Obligations. This Agreement and each of the other Transaction Documents to which it is a party constitutes its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which it is a party, the performance of, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by it will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which it is a party or by which it or any of its property is bound, (ii) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its Organizational Documents, (iii) result in the creation or imposition of any Adverse Claim upon any of its property pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which it is a party or by which it or any of its property is bound, other than this Agreement and the other Transaction Documents or (iv) conflict with or violate any material Applicable Law to which it is subject, except to the extent that any such conflict or violation referred to in clauses (i) or (iii) could not reasonably be expected to have a Material Adverse Effect.

(f) Litigation and Other Proceedings. There is no action, suit, arbitral or governmental proceeding pending against, or to the knowledge of such Originator, threatened in writing, against such Originator before any court or arbitrator or any governmental body, agency or official (including, without limitation, in respect of federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or environmental regulation or control): (A) asserting the invalidity of this Agreement or any other Transaction Document, (B) seeking to prevent the sale, assignment or contribution, as applicable, of any Receivables and Related Rights, the ownership or acquisition by the Buyer of any Receivable or Related Rights or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeking any determination or ruling that would materially and adversely affect the performance by such Person of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.

(g) Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action would not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by such Person (including, for the avoidance of doubt, all approvals and orders of the PUCT that are required pursuant to PURA) in connection with the sale, assignment or contribution, as applicable, of any Receivables and Related Rights hereunder or the due execution, delivery and performance by such Person of this Agreement or any other Transaction

Document to which it is a party and the consummation by such Person of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect. No order or approval of the PUCT under PURA with respect to the regulatory accounts of any of the Oncor Parties, including but not limited to those accounts that are subject to regulation under Section 25.72 of the Substantive Rules of the PUCT: (1) is required for any of the Oncor Parties to execute and deliver this Agreement and to perform its obligations hereunder, nor (2) has denied or limited the right of any of the Oncor Parties to execute and deliver this Agreement and to perform its obligations hereunder.

(h) Ordinary Course of Business. Each remittance of Collections on the Receivables transferred by such Originator to Buyer under this Agreement or pursuant to the other Transaction Documents will have been (i) in payment of a debt incurred by such Person in the ordinary course of business or financial affairs of such Person and (ii) made in the ordinary course of business or financial affairs of such Person.

SECTION 4.2 Additional Representations and Warranties of Each Originator. Each Originator represents and warrants to Buyer as of the Closing Date and as of each date on which a purchase and sale or contribution, as applicable, is made hereunder, as follows:

(a) Valid Sale. This Agreement confers a valid sale, transfer and assignment or (solely in the case of Oncor) contribution, as applicable, of the Receivables originated by such Originator and the Related Rights to Buyer, or alternatively the granting of a valid security interest in the Receivables and the Related Rights to Buyer, enforceable against creditors of, and purchasers from such Originator.

(b) Margin Regulations. Such Originator is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).

(c) Quality of Title. When Buyer purchases or acquires by contribution such Receivable and Related Rights and all Collections and proceeds if any of the foregoing, Buyer shall have acquired legal and equitable title to such Receivable, for fair consideration and reasonably equivalent value (and each Originator represents and warrants that it has taken all steps under the UCC necessary to perfect the transfer of such ownership interest in such assets), free and clear of any Adverse Claim (other than Permitted Adverse Claims).

(d) Accuracy of Information. All Monthly Reports, certificates, reports, statements, documents and other information furnished by or on behalf of such Originator or its Affiliates to Buyer, the Administrative Agent or any other Credit Party in connection with this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same was so furnished, complete and correct in all material respects on the date the same are furnished to Buyer, the Administrative Agent or such other Credit Party, and, when taken as a whole, does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading; provided, however, that with respect to projected or pro forma financial information and information of a general economic or industry specific nature, each Originator represents only that such information has been prepared in good faith based on assumptions believed by such Originator to be reasonable at the time of preparation.

(e) UCC Details. Such Originator’s true legal name as registered in the sole jurisdiction in which it is organized, the jurisdiction of such organization, its organizational identification number, if any, as designated by the jurisdiction of its organization, its federal employer identification number, if any, and the location of its chief executive office and principal place of business and the offices where such Originator keeps all its Records are specified in Annex 1. Except as described in Annex 1, such Originator has no, and within the last five years, has not had any, trade names, fictitious names, assumed names or “doing business as” names and such Originator has not, within the last five years, changed the location of its chief executive office or its true legal name, identity or corporate structure as a limited liability company, limited partnership, partnership or corporation, as applicable. Each Originator is organized only in a single jurisdiction.

(f) Transaction Information. No Originator has delivered, in writing or orally, to any Rating Agency rating or monitoring a rating of, any Notes, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency and has not participated in any oral communications with respect to Transaction Information with any Rating Agency rating or monitoring a rating of any Notes without the participation of such Group Agent.

(g) Perfection Representations.

(1) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Buyer’s right, title and interest in, to and under the Receivables and Related Rights which will be free of all Adverse Claims (other than Permitted Adverse Claims) in such Receivables and Related Rights.

(2) The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(3) Immediately prior to its sale or contribution to Buyer hereunder, such Originator owns and has good and marketable title to the Receivables and Related Rights free and clear of any Adverse Claim (other than Permitted Adverse Claims) of any Person.

(4) All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale and contribution of the Receivables and Related Security from each applicable Originator to the Buyer pursuant to this Agreement.

(5) Other than the security interest granted to the Buyer pursuant to this Agreement, such Originator has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables or Related Rights except as permitted by this Agreement and the other Transaction Documents. Such Originator has not authorized the filing of and is not aware of any financing statements filed against itself that include a description of collateral covering the Collateral other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated. Such Originator is not aware of any judgment lien, ERISA lien or tax lien filings against itself.

(6) Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 4.2(g) shall be continuing and remain in full force and effect until the Final Payout Date.

(h) The Collection Accounts.

(1) Nature of Accounts. Each Collection Account constitutes a “deposit account” within the meaning of the applicable UCC.

(2) Ownership. Each Collection Account is in the name of the Buyer, and the Buyer owns and has good and marketable title to the Collection Accounts free and clear of any Adverse Claim (other than Permitted Adverse Claims).

(3) Instructions. None of the Collection Accounts are legally titled in the name of any Person other than the Buyer. Neither the Buyer nor the Servicer have consented to the applicable Collection Account Bank complying with instructions of any Person other than the Buyer, the Servicer and the Administrative Agent. All Obligors have been instructed to make all payments in respect of the Receivables directly to a Collection Account.

(i) Taxes. ~~Except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect, such~~Each Originator has ~~(i)~~ timely filed ~~all federal, state and local Tax returns required to be filed by it and (ii) paid, or caused to be paid, all Taxes, assessments and other governmental charges, if any, other than Taxes, assessments and other governmental charges (a) not yet delinquent or (b)~~or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (i) Taxes that are being contested in good faith by appropriate proceedings ~~diligently conducted and as to which~~and for which such Originator has set aside on its books adequate reserves ~~have been provided~~ in accordance with GAAP or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(j) [Reserved].

(k) Credit and Collection Policy. Such Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contracts.

(l) Compliance with Applicable Law. Such Originator has complied in all respects with all Applicable Laws to which it may be subject, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(m) Eligible Receivables. Each Receivable shall be an Eligible Receivable on the date of the sale or contribution of such Receivable hereunder, unless otherwise specified in the first Monthly Report that includes such Receivable.

(n) [Reserved].

(o) Financial Condition. The consolidated balance sheets of Oncor and its ~~consolidated~~Consolidated Subsidiaries as of December 31, 2022 and the related consolidated statements of income, ~~retained earnings~~membership interests and cash flow of Oncor and its ~~consolidated~~Consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Buyer, the Administrative Agent and the Group Agents, present fairly in all material respects the consolidated financial position of Oncor and its ~~consolidated~~Consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP (except as otherwise disclosed in such balance sheet and statement).

(p) Investment Company Act. Such Originator is not required to register as an “investment company,” as defined in~~, or subject to regulation under,~~ the Investment Company Act.

(q) Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(r) ~~Solvent. Such Originator is Solvent~~[Reserved].

(s) No Material Adverse Effect. Since December 31, 2022 there has been no Material Adverse Effect with respect to such Originator.

(t) Opinions. The facts regarding such Originator, the Receivables, the Related Rights and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(u) Reliance on Separate Legal Identity. Such Originator acknowledges that each of the Lenders, the Group Agents and the Administrative Agent are entering into the Transaction Documents to which they are parties in reliance upon the Buyer’s identity as a legal entity separate from such Originator.

(v) Anti-Corruption Laws and Sanctions. None of any Originator, any of its Subsidiaries, or to the knowledge of the Originators, any director, officer, employee or agent that will act in any capacity in connection with, or benefit from, this Agreement or any other Transaction Document, is an individual or entity that is, or is owned or controlled by Persons that are, (i) the subject of any Sanction or (ii) operating, organized or resident in a country or territory that is, or whose government is, the subject of

Sanctions. The Originators, their Subsidiaries, and, to the knowledge of the Originators, any of their respective directors, officers, employees or agents that will act in any capacity in connection with, or benefit from, this Agreement or any other Transaction Document, are in compliance with Anti-Corruption Laws and applicable Anti-Money Laundering Laws in all material respects. The Originators and their Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance therewith.

(w) Proceeds. No part of the proceeds of any Purchase Price or any other transaction contemplated by this Agreement or any other Transaction Document will violate any Sanctions applicable to any Oncor Party.

(x) Employee Benefit Plans. Except as could not reasonably be expected, individually or in the aggregate to result in a Material Adverse Effect with respect to each Plan, each Originator, its Subsidiaries and its ERISA Affiliates are in compliance with the applicable provisions of ERISA and the Code and the final regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. No Originator, its Subsidiaries nor any ERISA Affiliate has incurred any Withdrawal Liability that could result in a Material Adverse Effect. No Originator, its Subsidiaries nor any ERISA Affiliate has received any notification that any Multiemployer Plan has been terminated within the meaning of Title IV of ERISA, which such termination could result in a Material Adverse Effect, and no Multiemployer Plan is reasonably expected to be terminated where such termination has resulted or can reasonably be expected to result, through an increase in the contributions required to be made to such Multiemployer Plan or otherwise, in a Material Adverse Effect.

(y) No Fraudulent Conveyance. No sale or contribution hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such or similar laws or principles or for any other reason.

(z) No Event of Default. No event has occurred and is continuing and no condition exists, or would result from the sale, transfer and assignment or contribution of the Receivables originated by such Originator, that constitutes or may reasonably be expected to constitute an Event of Default or an Unmatured Event of Default.

(aa) Tax Status. The Buyer (A) is a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a U.S. Person and (B) is not an association (or publicly traded partnership) taxable as an association for U.S. federal income tax purposes. The Buyer is not subject to any Tax in any jurisdiction outside the United States. There is no withholding Tax imposed on payments from Obligors on the Receivables (or such payments are grossed up for any such withholding Tax). The Buyer is not subject to any material Taxes imposed by a state or local taxing authority.

(bb) Subordinated Notes. Each Subordinated Note is owned directly by an Originator, free and clear of any Adverse Claim (other than Permitted Adverse Claims).

(cc) PUCT. Each Originator has filed all required tariffs and rates, to engage in its business and to charge and collect its claimed revenues and rates. Each Originator has obtained all approvals from and provided all notices to the PUCT as are required in connection with the execution, delivery and performance by such Originator of this Agreement and the other Transaction Documents and such approvals are administratively final and not subject to any investigation, litigation, suspension, rehearing, or appeal.

(dd) Other Transaction Documents. Each representation and warranty made by such Originator under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing and remain in full force and effect until the Final Payout Date.

ARTICLE V

GENERAL COVENANTS

SECTION 5.1 Mutual Covenants. At all times from the Closing Date until the Final Payout Date, Buyer and each Originator shall:

(a) Compliance with Applicable Laws. Comply in all respects with all Applicable Laws to which it may be subject, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Existence. Keep in full force and effect its existence and rights as a limited liability company, corporation or other entity in the jurisdiction of its organization. Such Originator shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Receivables and Related Rights, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c) Separateness. (i) To the extent applicable to it, observe the applicable legal requirements for the recognition of Buyer as a legal entity separate and apart from such Originator and any Affiliate of such Originator, including complying with (and causing to be true and correct) each of the facts and assumptions contained in the legal opinions of counsel delivered in connection with this Agreement and the other Transaction Documents regarding “true sale” and “substantive consolidation” matters (and any later bring-downs or replacements of such opinions) and (ii) not take any actions inconsistent in any material respect with the terms of Section 7.03 of the Receivables Financing Agreement or Buyer’s Organizational Documents.

SECTION 5.2 Additional Covenants of Each Originator. At all times from the Closing Date until the Final Payout Date, each Originator shall:

(a) Inspection of Receivables. Each Originator will, at such Originator’s expense, during regular business hours with prior written notice, (i) permit the Buyer, the Administrative Agent and each Group Agent or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Receivables or Related Rights, (B) visit the offices and properties of such Originator for the purpose of examining such books and records and (C) discuss matters relating to the Receivables, the Related Rights or such Originator’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of such Originator having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at such Originator’s expense, upon prior written notice from the Buyer or Administrative Agent, permit certified public accountants or other auditors reasonably acceptable to the Administrative Agent to conduct a review of its books and records with respect to such Receivables and Related Rights; provided, further, that such Originator shall not be responsible for the expense of more than one (1) such review during any twelve-month period unless an Event of Default has occurred and is continuing.

(b) Books and Records. Maintain and implement (or cause the Servicer to maintain and implement), administrative and operating procedures (including (i) an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof and (ii) procedures to identify and track sales with respect to, and collections on, Excluded Receivables), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables and the identification and reporting of all Excluded Receivables (including records adequate to permit the reasonably prompt identification of each Receivable and Excluded Receivable and all Collections of and adjustments to each existing Receivable and Excluded Receivable) and the identification and segregation of Excluded Receivables (including records adequate to permit the reasonably prompt identification of each new Excluded Receivable and all collections on each existing Excluded Receivable).

(c) Conduct of Business. Will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.

(d) Performance and Compliance with Receivables and Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts and the Receivables (unless, with respect to a Receivable, a Deemed Collection payment occurs in respect of the entire Unpaid Balance thereof in accordance with Section 3.2), to the same extent as if such Originator’s Receivables had not been sold or contributed, as applicable, hereunder and the exercise by each of Buyer, Servicer, any Sub-Servicer, the Administrative Agent or any of their respective designees of its rights hereunder or under the Receivables Financing Agreement shall not relieve such Originator from such obligations.

(e) Location of Records. Keep its chief executive office and principal place of business, and the offices where it keeps its Records (and all original documents relating thereto), at the address of such Originator referred to in Annex 1 or at such other locations in jurisdictions where all action required by Section 7.02 of the Receivables Financing Agreement shall have been taken and completed.

(f) Credit and Collection Policy. Timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Receivable sold or contributed by it hereunder and the related Contract.

(g) Payments on Receivables and Collection Accounts. At all times, instruct all Obligors to deliver payments on the Receivables directly to a Collection Account. Each Originator will, at all times, maintain such books and records necessary to identify Collections received from time to time on Receivables and to both (i) segregate such Collections from other funds and (ii) promptly remit such Collections to a Collection Account. If any payments on the Receivables or other Collections are received by any Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Group Agents and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account. Each Originator shall use commercially reasonable efforts to ensure that no funds other than (i) Collections on Pool Receivables and other Collateral and (ii) collections on Excluded Receivables, are deposited into any Collection Account. If such funds are nevertheless deposited into any Collection Account, the Originators will within two (2) Business Days transfer such funds out of the Collection Accounts and to the appropriate Person entitled to such funds. Each Originator shall ensure that no disbursements are made from any Collection Account, other than such disbursements that are made at the direction and for the account of the Buyer.

(h) Frequency of Billing. Prepare and deliver (or cause to be prepared and delivered) invoices with respect to all Receivables originated by such Originator in accordance with the Credit and Collection Policy, but in any event no less frequently than as required under the Contract related to such Receivable.

(i) Commingling. Each Originator will at all times, take commercially reasonable actions to ensure that on and after the Closing Date that no funds are deposited into any Collection Account other than (i) Collections on Pool Receivables and (ii) collections on Excluded Receivables.

(j) Taxes. Each Originator will (i) timely file all material federal, state and local Tax returns required to be filed by it and (ii) pay, or cause to be paid, all ~~material~~ Taxes, assessments and other governmental charges when due, if any, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings diligently conducted and as to which adequate reserves have been provided in accordance with GAAP, except, in each case, where failure of such payment would not result in a Material Adverse Effect.

(k) Accounting. Other than for consolidated accounting purposes, such Originator will not account for or treat the transactions contemplated hereby in any manner other than as a sale or contribution (as applicable) of Receivables and the Related Rights by such Originator to the Buyer.

(l) [Reserved].

(m) Buyer’s Tax Status. Each Originator shall ensure that the Buyer remains a wholly-owned subsidiary of a U.S. Person. Each Originator shall ensure that the Buyer will not (A) become treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a U.S. Person for U.S. federal income tax purposes or (B) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. Each Originator shall ensure that the Buyer shall not become subject to any Tax in any jurisdiction outside the United States. Each Originator shall ensure that there will be no withholding Tax imposed on payments from Obligors on the Receivables (or such payments will be grossed up for any such withholding Tax). Each Originator shall ensure that the Buyer will not become subject to any material Taxes imposed by a state or local taxing authority.

(n) ERISA. With respect to any Plan in which any Oncor Party or any of its Subsidiaries that are members of the Controlled Group sponsor, each Originator will, and will cause each of its Subsidiaries that are members of the Controlled Group to, comply in all material respects with the applicable provisions of ERISA and the Code except where any noncompliance, individually or in the aggregate, would not result in a Material Adverse Effect.

(o) No Adverse Claim on Excluded Receivables. No Originator will create or permit to exist any Adverse Claim on any Excluded Receivables.

(p) Commingling. Each Originator will ensure that for each Settlement Period, that the Commingling Ratio for such Settlement Period does not exceed 5.0%.

SECTION 5.3 Reporting Requirements. From the date hereof until the Final Payout Date, each Originator will furnish (or cause to be furnished) to Buyer and to the Administrative Agent each of the following:

(a) Receivable Information. Such additional information regarding (A) the Receivables sold or contributed by such Originator hereunder as the Buyer, the Administrative Agent or any Group Agent may from time to time reasonably request and (B) the principal amount, payment terms and obligors of the Excluded Receivables as the Buyer, the Administrative Agent or any Group Agent may from time to time reasonably request.

(b) Other Information. Such other information (including non-financial information) regarding the Receivables sold or contributed by such Originator hereunder or the operations, assets, liabilities and financial condition of any Oncor Party as the Buyer, the Administrative Agent or any Group Agent may from time to time reasonably request.

(c) [Reserved].

(d) Notwithstanding anything herein to the contrary, any financial information, proxy statements or other material required to be delivered pursuant to this Section 5.3 shall be deemed to have been furnished to each of the Administrative Agent and each Group Agent on the date that such report, proxy statement or other material is made available through the SEC’s EDGAR system (or any successor electronic gathering system that is publicly available free of charge).

(e) Notices. Notice in writing of any of the following events promptly upon (but in no event later than two (2) Business Days after) a Responsible Officer or a Financial Officer of any Originator learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) Notices of Events of Default or Unmatured Events of Default. A statement of a Financial Officer of such Originator setting forth details of any Event of Default or Unmatured Event of Default that has occurred and is continuing and the action which such Originator proposes to take with respect thereto.

(ii) Representations and Warranties. The failure of any representation or warranty made or deemed to be made by such Originator under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii) Litigation. To the extent permitted by Applicable Law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (including but not limited to, the PUCT and the Electric Reliability Council of Texas) against any Oncor Party, or, to the knowledge of a Financial Officer of any Oncor Party, affecting any Oncor Party, or any materially adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Originators to the Buyer and the Administrative Agent, that in each case with respect to any Person other than the Buyer, there is a reasonable possibility of an adverse decision that would reasonably be expected to result in a Material Adverse Effect.

(iv) Adverse Claim. (A) Any Person shall obtain an Adverse Claim (other than Permitted Adverse Claim) upon the Receivables or Related Rights or any portion thereof, (B) any Person other than the Buyer, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account, or (C) any Obligor shall receive any change in payment instructions with respect to Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v) Name Changes. Within thirty (30) days before any change in any Originator’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements or similar filings.

(vi) Change in Accountants or Accounting Policy. Any change in (A) the external accountants of any Originator, the Servicer or the Buyer (if any), (B) any material accounting policy of the Buyer or (C) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

(vii) ERISA Event. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.

(viii) Purchase and Sale Termination Event. The occurrence of a Purchase and Sale Termination Event.

(ix) PUCT. The receipt by any Oncor Party of any notice, complaint or order from the PUCT concerning the validity, effectiveness, or enforceability of this Agreement, or that propose or require any waiver or forbearance of or amendment to any provision of any of the Transaction Documents.

(x) Material Adverse Effect. Any development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

SECTION 5.4 Negative Covenants of Each Originator. From the date hereof until the Final Payout Date, each Originator shall not, without the prior written consent of the Administrative Agent and Buyer, do or permit to occur any act or circumstance with which it has covenanted not to do or permit to occur in any Transaction Document to which it is a party in any capacity, or:

(a) Sales, Liens, etc. Except as otherwise explicitly provided herein, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than Permitted Adverse Claims) upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable originated by such Originator or other Collateral, or assign any right to receive income in respect thereof.

(b) Extension or Amendment of Receivables. Except as otherwise permitted in Section 8.02 of the Receivables Financing Agreement, the Originators will not, and will not permit the Servicer to, alter the delinquency status or adjust the Unpaid Balance or otherwise modify the terms of any Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract, in each case, unless a corresponding Deemed Collection payment occurs in respect of the entire Unpaid Balance thereof in accordance with Section 3.2.

(c) Change in Credit and Collection Policies or Business. (i) Make or consent to any material change in, or waive any of the provisions of, the Credit and Collection Policies which would be reasonably likely to materially and adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables without the prior written consent of the Administrative Agent; provided, however, that any Originator may make a change in, or waive a provision of, the Credit and Collection Policy if such change or waiver is required by any requirement, order, directive or other pronouncement of or by the PUCT, the Tariff or PURA or (ii) make any change in the character of such Originator’s business that has or could reasonably be expected to materially and adversely affect the ability of such Originator to perform its obligations hereunder or that would prevent such Originator from conducting its business operations relating to the Receivables, its servicing of the Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents, without the prior written consent of the Administrative Agent. Promptly following any material change in the Credit and Collection Policy, such Originator will deliver a copy of the updated Credit and Collection Policy to the Buyer, the Administrative Agent and each Lender.

(d) Change in Payment Instructions to Obligors. Add, replace or terminate any Collection Account or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Collection Accounts, other than any instruction to remit payments to a different Collection Account, unless the Administrative Agent shall have (i) received prior written notice of such addition, termination or change, (ii) with respect to any Collection Account, received a signed and acknowledged Collection Account Control Agreement (or an amendment thereto) with respect to such new Collection Accounts, and (iii) consented to such change in writing (which consent shall not be unreasonably withheld or delayed).

(e) Mergers, Acquisitions, Sales, Etc. Consolidate or merge with or into any other Person or sell, lease or transfer all or substantially all of its property and assets as an entirety to any Person, unless in the case of any merger or consolidation (i) such Originator shall be the surviving entity and (A) no Change in Control shall result and (B) no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom or (ii) (A) the surviving entity shall be an entity organized or existing under the laws of the United States or any state thereof, (B) the surviving entity shall execute and deliver to Buyer, the Administrative Agent and each Group Agent an agreement, in form and substance reasonably satisfactory to the Administrative Agent, containing an assumption by the surviving entity of the due and punctual performance and observance of each obligation, covenant and condition of such Originator under this Agreement and each of the other Transaction Documents to which it is a party, (C) no Change in Control shall result, (D) no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, (E) the surviving entity maintains its jurisdiction of organization and its chief executive office within a jurisdiction in the United States of America, (F) the Administrative Agent receives all documentation and other information regarding “know your customer” and anti-money laundering rules and regulations as it shall request and (G) the Administrative Agent receives such additional certifications, documents, instruments, agreements and opinions of counsel as it shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.

(f) Change in Organization, Etc. Change its jurisdiction of organization or its name, identity or corporate organization structure or make any other change such that any financing statement filed or other action taken to perfect the Buyer’s or the Administrative Agent’s interests hereunder and under the Receivables Financing Agreement, as applicable, would become seriously misleading within the meaning of the UCC or would otherwise be rendered ineffective, unless (i) no Event of Default or Unmatured Event of Default has occurred and is continuing or would result immediately after giving effect thereto, (ii) no Change in Control shall result, (iii) the Administrative Agent receives all documentation and other information regarding “know your customer” and anti-money laundering rules and regulations as it shall request and (iv) the Administrative Agent and the Buyer have received such certificates, documents, instruments, agreements and opinions of counsel as they shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements. Each Originator shall at all times maintain its jurisdiction of organization and its chief executive office within a jurisdiction in the United States of America in which Article 9 of the UCC is in effect.

(g) Actions Impairing Quality of Title. Take any action that would reasonably be expected to cause any Receivable, together with the Related Rights, not to be owned by Buyer free and clear of any Adverse Claim (other than Permitted Adverse Claims); or take any action that would reasonably be expected to cause Administrative Agent not to have a first priority perfected security interest in the Receivables originated by such Originator and, to the extent such security interest can be perfected by filing a financing statement or the execution of an account control agreement, any Related Rights (or any portion thereof) and all cash proceeds of any of the foregoing, in each case, free and clear of any Adverse Claim (other than Permitted Adverse Claims); or suffer the existence of any financing statement or other instrument similar in effect covering any Receivable originated by such Originator or any Related Rights on file in any recording office (except such as may be filed (i) in favor of Buyer in accordance with any Transaction Document or (ii) in favor of the Administrative Agent in accordance with this Agreement or any Transaction Document) or take any action that would reasonably be expected to cause Administrative Agent not to have a valid first priority perfected security interest in each Collection Account and all amounts or instruments on deposit or credited therein from time to time.

(h) [Reserved].

(i) [Reserved].

(j) No Adverse Claim on Buyer. Create or permit to exist any Adverse Claim (other than Permitted Adverse Claims) on any Capital Stock of the Buyer.

ARTICLE VI

TERMINATION OF PURCHASES

SECTION 6.1 Voluntary Terminations.

(a) Upon the occurrence and during the continuation of a Purchase and Sale Termination Event with respect to any Originator or an Event of Default, the sale and contribution of Receivables and Related Rights by such Originator pursuant to this Agreement may be terminated by the Buyer, with the prior written consent of the Administrative Agent and notice to the Originators, at any time when the Aggregate Capital is equal to zero.

(b) Any Originator may, at any time and in its sole discretion with thirty days’ prior written notice to the Buyer and the Administrative Agent (any such notice, a “Voluntary Termination Notice”), terminate the sale and contribution of Receivables and Related Rights by such Originator pursuant to this Agreement so long as each of the Voluntary Termination Conditions (as defined below) are satisfied in all respects as of such date of termination; provided, however, that, if any of the Voluntary Termination Conditions are not satisfied in full on or after such date of termination, then such Originator’s election to terminate the sale and contribution of Receivables and Related Rights pursuant to this Agreement shall be null and void and such sales and contributions shall continue hereunder as if such Originator had not elected their termination.

(c) For purposes of this Agreement, “Voluntary Termination Conditions” means, as of any date of determination, the satisfaction of each of the following conditions:

(i) the Servicer has caused all automatic sweeps and other automatic transfers of funds out of each Collection Account to be terminated;

(ii) the Servicer has returned to the Collection Accounts all Collections on Pool Receivables which the Servicer is holding in trust for the benefit of the Buyer and the Secured Parties pursuant to Section 3.01(a) of the Receivables Financing Agreement;

(iii) if the Aggregate Capital under the Receivables Financing Agreement at that time is greater than zero, the Servicer has notified the Administrative Agent as to the aggregate Unpaid Balance of Pool Receivables as of the most recently completed calendar week; and

(iv) the Servicer covenants and agrees that it will not permit any Collections on Pool Receivables to be withdrawn or otherwise transferred out of any Collection Account on or after the date of delivery of any Voluntary Termination Notice, other than any transfers or withdrawals that are made in accordance with the directions or instructions of the Administrative Agent.

SECTION 6.2 Automatic Termination. The sale by any Originator or contribution by Oncor, as applicable, of Receivables and Related Rights pursuant to this Agreement shall automatically terminate if (i) an Event of Bankruptcy shall have occurred and remain continuing with respect to such Originator or Buyer or (ii) the Final Payout Date shall have occurred.

ARTICLE VII

INDEMNIFICATION

SECTION 7.1 Each Originator’s Indemnity. Without limiting any other rights which any such Person may have hereunder or under Applicable Law, each Originator jointly and severally, hereby agrees to indemnify and hold harmless Buyer, Buyer’s Affiliates and all of their respective successors, transferees and assigns, the Administrative Agent, the Credit Parties, the Affected Persons and all officers, managers, directors, agents and employees of any of the foregoing (each an “Originator Indemnified Party”), forthwith on demand, from and against any and all claims, losses and liabilities (including Attorney Costs) by reason of any acts, omissions or alleged acts or omissions arising out of activities of the Originators under this Agreement or any other Transaction Document to which such Originator is party (all of the foregoing being collectively referred to as, “Originator Indemnified Amounts”); excluding (i) Originator Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Originator Indemnified Amounts resulted from the gross negligence or willful misconduct by such Originator Indemnified Party seeking indemnification, (ii) Originator Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor and (iii) Taxes (other than (x) Taxes enumerated below and (y) Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim). Without limiting or being limited by the foregoing, each Originator, jointly and severally, shall pay on demand, to each Originator Indemnified Party any and all amounts necessary to indemnify such Originator Indemnified Party from and against any and all Originator Indemnified Amounts relating to or resulting from any of the following (but excluding Originator Indemnified Amounts described in clauses (i), (ii) and (iii) above):

(i) the transfer by such Originator of any interest in any Receivable other than the sale or contribution, as applicable, of any Receivable and Related Rights to Buyer pursuant to this Agreement and the grant of a security interest to Buyer pursuant to this Agreement;

(ii) any representation, warranty or statement made or deemed made by such Originator (or any of its respective officers) under or in connection with this Agreement or any of the other Transaction Documents (including in any report or certificate required to be delivered under any Transaction Document) shall have been untrue, false or incorrect when made or deemed made;

(iii) the failure of such Originator to comply with any Applicable Law (including with respect to any Receivable or the Related Rights), or the nonconformity of any Receivable or Related Rights transferred or purported to be transferred by such Originator with any such Applicable Law;

(iv) the lack of an enforceable ownership interest or a first priority perfected security interest in the Receivables (and all Related Rights) transferred by such Originator, or purported to be transferred by such Originator, to Buyer pursuant to this Agreement against all Persons (including any bankruptcy trustee or similar Person);

(v) any attempt by any Person (including Buyer) to void the transfers by such Originator contemplated hereby under statutory provisions or common law or equitable action;

(vi) the failure to have filed, or any delay in filing of, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Receivable transferred by such Originator, or purported to be transferred by such Originator, to Buyer pursuant to this Agreement whether at the time of any purchase or acquisition, as applicable, or at any time thereafter;

(vii) any dispute, claim, offset or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool transferred by such Originator, or purported to be transferred by such Originator, to Buyer pursuant to this Agreement (including a defense based on such Receivable’s or the related Contract’s not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(viii) any failure of such Originator to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(ix) any suit or claim related to the Receivables transferred, or purported to be transferred by such Originator, to Buyer pursuant to this Agreement (including any products liability or environmental liability claim arising out of or in connection with merchandise or services that are the subject of any such Receivable to the extent not covered pursuant to Section 8.6);

(x) any product liability, environmental or other claim arising out of or in connection with the Receivables or Related Rights or other merchandise, goods or services which are the subject of or related to any Receivable or Related Rights;

(xi) the ownership, delivery, non-delivery, possession, design, construction, use, maintenance, transportation, performance (whether or not according to specifications), operation (including the failure to operate or faulty operation), condition, return, sale, repossession or other disposition or safety of any Related Rights (including claims for patent, trademark, or copyright infringement and claims for injury to persons or property, liability principles, or otherwise, and claims of breach of warranty, whether express or implied) transferred or purported to be transferred by such Originator;

(xii) any failure to deliver the related goods or merchandise to the applicable Obligor;

(xiii) the failure of any Originator, Servicer or any predecessor in interest to notify any Obligor of the assignment pursuant to the terms hereof by of any Receivable by such Originator to Buyer or the failure to require that payments (including any under the related insurance policies) be made directly to Buyer pursuant to the terms hereof;

(xiv) failure by such Originator to comply with the “bulk sales” or analogous Applicable Laws of any jurisdiction;

(xv) any failure of such Originator to perform any of its respective duties or obligations under any Contract related to any Receivable;

(xvi) the failure by such Originator or Buyer to pay when due any Taxes, including sales, excise or personal property Taxes, payable in connection with any Receivable;

(xvii) any commingling of any Collections by such Originator of any funds relating to the Receivables with any of its own funds or the funds of any other Person (including the commingling of Collections on Receivables with collections on Excluded Receivables);

(xviii) any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or in respect of any Receivable or any related Contract;

(xix) the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;

(xx) any failure by such Originator to obtain consent from any Obligor prior to the assignment of any Receivable and Related Rights pursuant to the terms of this Agreement;

(xxi) any breach of any Contract as a result of the sale or contribution thereof or any Receivables related thereto by such Originator pursuant to this Agreement;

(xxii) any inability of such Originator or Buyer to assign any Receivable or other Related Right as contemplated under the Transaction Documents; or the violation or breach by such Originator, Servicer or Sub-Servicer of any confidentiality provision, or of any similar covenant of non-disclosure, with respect to any Contract, or any other Indemnified Amount with respect to or resulting from any such violation or breach;

(xxiii) any civil penalty or fine assessed by OFAC or any other Governmental Authority administering any Anti-Corruption Law, Anti-Money Laundering Law or Sanctions, and all reasonable costs and expenses (including reasonable documented legal fees and disbursements) incurred in connection with defense thereof by, any Originator Indemnified Party in connection with the Transaction Documents as a result of any action of such Originator or any of its Affiliates;

(xxiv) any investigation, litigation, dispute or proceeding (actual or threatened) related to any Collection Account or any amounts on deposit therein;

(xxv) the failure of the Administrative Agent to have “control” (as defined in Section 9-104 of the UCC) over any Collection Account;

(xxvi) any investigation, litigation or proceeding (actual or threatened) related to any Collections or related to any Excluded Receivables or collections thereof; or

(xxvii) any liabilities pursuant to Section 4.03 of the Receivables Financing Agreement.

SECTION 7.2 Contribution. If for any reason the indemnification provided above in this Article VII is unavailable to an Originator Indemnified Party or is insufficient to hold an Originator Indemnified Party harmless for Originator Indemnified Amounts, then each Originator shall contribute to the amount paid or payable by such Originator Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Originator Indemnified Party on the one hand and such Originator on the other hand but also the relative fault of such Originator Indemnified Party as well as any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Originators under this Article VII shall be in addition to any liability which the Originators may otherwise have, shall extend upon the same terms and conditions to each Originator Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Originators and the Originators Indemnified Parties. Any indemnification or contribution under this Article VII shall survive the termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Amendments, Etc. No amendment, modification or waiver of any provision of this Agreement nor consent to any departure by any Originator therefrom shall in any event be effective unless the same shall be in writing and signed by Buyer, the Administrative Agent, the Majority Group Agents and (if an amendment) such Originator, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No Originator may amend or otherwise modify any other Transaction Document executed by it without the written consent of Buyer, the Administrative Agent and the Majority Group Agents.

SECTION 8.2 No Waiver; Remedies. (a) No failure on the part of Buyer or any Originator Indemnified Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. After the occurrence and during the continuance of an Event of Default, Buyer (or Administrative Agent as assignee of Buyer’s rights hereunder) shall have, in addition to all other rights and remedies under this Agreement, any other Transaction Document or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws (including all the rights and remedies of a secured party upon default under the UCC (including the right to sell any or all of the Receivables and Related Rights)). The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law. Each Originator hereby acknowledges and agrees that specific remedies have been granted to the Administrative Agent and certain other parties under the Receivables Financing Agreement and such Originator shall not object to the exercise thereof in accordance with the terms thereof and no such Originator shall have any right or claim against any party as a result of such valid exercise unless done in violation of any Applicable Law. Without limiting the foregoing, MUFG, individually and as Administrative Agent, each Lender and each other Credit Party, and any of their Affiliates (the “Set-off Parties”) are each hereby authorized by each of the parties hereto, at any time during the continuance of an Event of Default or a Purchase and Sale Termination Event, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by and other indebtedness at any time owing to any such Set-off Party to or for the credit to the account of the parties hereto, against all obligations of each Originator, now or hereafter existing under this Agreement or any other Transaction Document (other than in respect of any repayment of the Aggregate Capital or Interest by Buyer pursuant to the Receivables Financing Agreement), to any Indemnified Party or any other Affected Person; provided that such Set-off Party shall notify the Originators promptly following such setoff.

(b) Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice or demand to any Originator, and without waiving any of its rights under any of the Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property securing any of the Senior Interests pursuant to, and to the extent set forth in, the Transaction Documents; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests in accordance with the Transaction Documents; (iv) amend, supplement, or otherwise modify any Transaction Document in accordance with the terms thereof; provided, amendments, supplements or modifications of this Agreement are subject to the requirements of Section 8.1 (including, the Originator consent) and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property.

(c) The Subordination Provisions are made for the benefit of the Senior Interest Holders, and the Administrative Agent may proceed to enforce such provisions on behalf of each of such Persons.

SECTION 8.3 Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication and electronic mail) and faxed, emailed or delivered, to each party hereto, at its address set forth in Annex 2 or at such other address, facsimile number or email address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile or email shall be effective when sent receipt confirmed by electronic or other means (such as by the “return receipt requested” function, as available, return electronic mail or other acknowledgement), and notices and communications sent by other means shall be effective when received. Any obligation of any Oncor Party to provide notices or other information to a Credit Party shall be deemed satisfied once such notice or information is provided to the relevant Credit Party by any Oncor Party.

SECTION 8.4 Binding Effect; Assignment. Each Originator acknowledges that institutions providing financing (by way of loans or purchases of Receivables or interests therein) pursuant to the Receivables Financing Agreement may rely upon the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall also, to the extent provided herein, inure to the benefit of the parties to the Receivables Financing Agreement. Each Originator acknowledges that Buyer’s rights under this Agreement may be assigned to MUFG or a Lender under the Receivables Financing Agreement, consents to such assignment and to the exercise of those rights directly by MUFG or a Lender to the extent permitted by the Receivables Financing Agreement and acknowledges and agrees that MUFG, individually and as Administrative Agent, a Lender and the other Affected Persons and each of their respective successors and assigns are express third party beneficiaries of this Agreement.

SECTION 8.5 Survival. The rights and remedies with respect to the indemnification provisions of Article VII, and the provisions of Sections 8.5, 8.6, 8.12 and 8.16 shall survive any termination of this Agreement.

SECTION 8.6 Costs and Expenses. In addition to its obligations under Section 7, each Originator, jointly and severally, agrees to pay on demand:

(a) all reasonable out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, (i) the reasonable Attorney Costs for the Administrative Agent and the other Secured Parties with respect thereto and with respect to advising the Administrative Agent and the other Secured Parties as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable and documented Attorney Costs and accountants’, auditors’ and consultants’ fees and expenses for the Administrative Agent and the other Secured Parties and the fees and charges of any nationally recognized statistical rating agency incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent or any other Secured Party as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document;

(b) without duplicating amounts paid under Section 4.03(b) of the Receivables Financing Agreement, Other Taxes, and agrees to indemnify each Originator Indemnified Party against any liabilities for, or resulting from any delay in paying (or failure to pay), such Taxes; and

(c) all out-of-pocket costs and expenses (including Attorney Costs), of the Administrative Agent and the other Secured Parties, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents.

SECTION 8.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile transmission, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of an original executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 8.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF BUYER IN THE RECEIVABLES OR RELATED RIGHTS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 8.9 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 8.10 Consent to Jurisdiction; Waiver of Immunities. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT:

(a) IT IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING, SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 8.3. NOTHING IN THIS SECTION 8.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 8.11 Confidentiality. Each party hereto agrees to comply with, and be bound by, the confidentiality provisions of Section 13.06 of the Receivables Financing Agreement as if they were set forth herein mutatis mutandis.

SECTION 8.12 No Proceedings. Each Originator agrees, for the benefit of the parties to the Receivables Financing Agreement, that it will not institute against Buyer, or join any other Person in instituting against Buyer, any proceeding of a type referred to in the definition of Event of Bankruptcy from the Closing Date until one year and one day after the Final Payout Date. In addition, all amounts payable by Buyer to any Originator pursuant to this Agreement shall be payable solely from funds available for that purpose (after Buyer has satisfied all obligations then due and owing under the Receivables Financing Agreement).

SECTION 8.13 No Recourse Against Other Parties. No recourse under any obligation, covenant or agreement of Buyer contained in this Agreement shall be had against any stockholder, employee, officer, director, member, manager incorporator or organizer of Buyer.

SECTION 8.14 Grant of Security Interest. It is the intention of the parties to this Agreement that the conveyance of each Originator’s right, title and interest in and to the Receivables, the Related Rights and all the proceeds of all of the foregoing to Buyer pursuant to this Agreement shall constitute an absolute and irrevocable purchase and sale or capital contribution, as applicable, and not a loan or pledge. Notwithstanding the foregoing, each Originator does hereby grant to Buyer a security interest to secure such Originator’s obligations hereunder in all of such Originator’s now or hereafter existing right, title and interest in, to and under the Receivables, the Related Rights and all the proceeds of all of the foregoing and that this Agreement shall constitute a security agreement under Applicable Law.

SECTION 8.15 [Reserved].

SECTION 8.16 Joint and Several Liability. Each of the representations, warranties, covenants, obligations, indemnities and other undertakings of any Originator hereunder shall be made jointly and severally, and are joint and several liabilities of each of the Originators hereunder.

SECTION 8.17 Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ONCOR ELECTRIC DELIVERY COMPANY LLC,
as Servicer and as an Originator

By:
Name:
Title:

ONCOR RECEIVABLES LLC, as Buyer

By:
Name:
Title:

S-1	Purchase and Sale Agreement (Oncor)

Exhibit 2.3(c)

FORM OF SUBORDINATED NOTE

NON-NEGOTIABLE SUBORDINATED NOTE

as of [ ], 20__

FOR VALUE RECEIVED, the undersigned, ONCOR RECEIVABLES LLC, a Delaware limited liability company (“Buyer”), promises to pay to [     , a      ] (“Company”), on the terms and subject to the conditions set forth herein and in the Purchase and Sale Agreement referred to below, the aggregate unpaid purchase price of all Receivables and Related Rights purchased, acquired and to be purchased or acquired by Buyer pursuant to the Purchase and Sale Agreement. Such amount as shown in the records of the Servicer shall be rebuttable presumptive evidence of the principal amount owing under this note (this “Note”).

1. Purchase and Sale Agreement. This Note is one of the Subordinated Notes described in Section 2.3(c) of, and is subject to the terms and conditions set forth in, the Purchase and Sale Agreement, dated as of April 28, 2023 (as the same may be amended, supplemented, or otherwise modified in accordance with its terms, the “Purchase and Sale Agreement”), among the Buyer, the Originators party thereto and the Servicer. Reference is hereby made to the Purchase and Sale Agreement for a statement of certain other rights and obligations of Buyer and Company. In the case of any conflict between the terms of this Note and the terms of the Purchase and Sale Agreement, the terms of the Purchase and Sale Agreement shall control.

2. Definitions; Interpretation. Capitalized terms used (but not defined) herein have the meanings ascribed thereto in (or by reference in) the Purchase and Sale Agreement or, if not therein defined, in the Receivables Financing Agreement, and this Note shall be interpreted in accordance with Section 1.2 of the Purchase and Sale Agreement. In addition, as used herein, the following terms have the following meanings:

“Bankruptcy Proceedings” is defined in Section 7 hereof.

“Final Maturity Date” means the date that falls a year and a day after the later of (a) the related Sale Termination Date and (b) the Final Payout Date.

“Junior Liabilities” means all obligations of Buyer under this Note or under any other Subordinated Notes described in Section 2.3(c) of the Purchase and Sale Agreement.

“Senior Interests” means (a) the security interest granted to the Administrative Agent in the Collateral for the benefit of the Secured Parties pursuant to the Receivables Financing Agreement, (b) the Aggregate Capital, (c) all Borrower Obligations and (d) all other obligations of Buyer to the Senior Interest Holders, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due on or before the Final Maturity Date.

Exhibit 2.3(c), Page 1

“Senior Interest Holders” means, collectively, each Lender, each Group Agent, the Administrative Agent and the other Affected Persons and their permitted assigns.

“Subordination Provisions” is defined in Section 7 hereof.

3. Interest. Subject to the Subordination Provisions, Buyer promises to pay interest on the aggregate unpaid principal amount of this Note outstanding on each day at a variable rate determined to be a fair market rate from time to time by and between Buyer and Company, with reference to market conditions, which rate shall in no instance be lower than the sum of 1%, plus one-month Term SOFR.

4. Interest Payment Dates. Subject to the Subordination Provisions, Buyer shall pay accrued interest on this Note for each Settlement Period on each Settlement Date (or on such earlier date as Buyer may elect from time to time) and on the Final Maturity Date (as defined in the Receivables Financing Agreement) (or, if any such day is not a Business Day, the next succeeding Business Day); provided that, for the avoidance of doubt, accrued interest shall only be due on each Settlement Date to the extent the payment of such interest would be permitted under the Receivables Financing Agreement. Buyer also shall pay accrued interest on the principal amount of each prepayment hereof on the date of each such prepayment.

5. Basis of Computation. Interest accrued hereunder shall be computed for the actual number of days elapsed on the basis of a 360-day year.

6. Principal Payment Dates. Subject to the Subordination Provisions, (x) the principal amount of this Subordinated Note shall be reduced by an amount equal to each payment deemed made pursuant to Sections 2.5 and 3.2 of the Purchase and Sale Agreement and (y) any unpaid principal of this Note shall be paid on the Final Maturity Date (or, if such date is not a Business Day, the next succeeding Business Day). Subject to the Subordination Provisions, the principal amount of and accrued interest on this Note may be prepaid on any Business Day without premium or penalty to the extent such payment would be permitted under the Receivables Financing Agreement.

7. Subordination Provisions. The obligations under this Note are expressly subordinated in right of payment to the payment and performance of the Senior Interests, and any payment hereunder is pari passu in right of payment and performance to all other Junior Liabilities, to the extent and in the manner set forth in the following clauses of this Section 7 (the “Subordination Provisions”). Buyer covenants and agrees, and Company and any other assignee, transferee or pledgee of this Note (collectively, Company and any such other assignee, transferee or pledgee are called the “Holder”), by its acceptance of any sale, assignment, transfer or pledge of this Note, shall be deemed conclusively to have agreed for the benefit of the Senior Interest Holders, to the Subordination Provisions and the Company and each Holder by its acceptance of this Note shall be bound by such provisions:

(a) No payment or other distribution of Buyer’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Note except to the extent such payment or other distribution is either (i) permitted under the Receivables Financing Agreement or (ii) made on or after the Final Maturity Date.

S-2	Purchase and Sale Agreement (APEX)

(b) (i) In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar event relating to Buyer, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of Buyer or any sale of all or substantially all of the assets of Buyer (such proceedings being herein collectively called “Bankruptcy Proceedings”), and (ii) on and after (A) the occurrence of the related Sale Termination Date, (B) the occurrence of the Termination Date or (C) the occurrence and during the continuation of any Event of Default, the Senior Interests (other than unasserted contingent indemnification obligations) shall first be indefeasibly paid and performed in full and in cash before the Holder shall be entitled to receive and to retain any payment or distribution in respect of this Note. In order to implement the foregoing: (A) all payments and distributions of any kind or character in respect of this Note to which the Holder would be entitled except for this Section 7(b) shall be made directly to the Administrative Agent (for the benefit of the Senior Interest Holders); (B) if the Holder shall timely file a claim or claims in any Bankruptcy Proceeding for any outstanding amount owed under this Note (and if the Holder does not timely do so, the Administrative Agent may), all payments and other distributions in respect thereof shall be made directly to the Administrative Agent (for the benefit of the Senior Interest Holders) until the Senior Interests shall have been paid and performed in full and in cash and (C) the Holder hereby irrevocably agrees that Administrative Agent, in the name of the Holder or otherwise, may demand, sue for, collect and receive any and all such payments or distributions, and file, prove and vote or consent in any such Bankruptcy Proceeding with respect to any and all claims of the Holder relating to this Note, in each case until the Senior Interests (other than unasserted contingent indemnification obligations) shall have been indefeasibly paid and performed in full and in cash. All payments and distributions received by Administrative Agent in respect of this Note, to the extent received in or converted into cash, may be applied by Administrative Agent (for the benefit of the Senior Interest Holders) first, to the payment of any and all expenses (including, without limitation, attorneys’ fees and other legal expenses) paid or incurred by Administrative Agent or the Senior Interest Holders in enforcing these Subordination Provisions, or in endeavoring to collect or realize upon the Junior Liabilities, and second, any balance thereof shall, solely as between any Holder (including Company hereunder) and the Senior Interest Holders, be applied by Administrative Agent toward the payment of the Senior Interests in a manner determined by Administrative Agent to be in accordance with the Receivables Financing Agreement; but as between Buyer and its creditors (other than the Senior Interest Holders), no such payments or distributions of any kind or character shall be deemed to be payments or distributions in respect of the Senior Interests unless applied to the Senior Interests in accordance with the Receivables Financing Agreement.

(c) In the event that the Holder receives any payment or other distribution of any kind or character from Buyer or from any other source whatsoever, in respect of this Note, other than as expressly permitted by the terms of this Note, such payment or other distribution shall be received in trust for the Senior Interest Holders and shall immediately be turned over in cash by the Holder to the Administrative Agent (for the benefit of the Senior Interest Holders) until the Senior Interests (other than unasserted contingent indemnification obligations) have been indefeasibly paid and performed in full and in cash.

S-3	Purchase and Sale Agreement (APEX)

(d) Upon the indefeasible payment and performance in full and in cash of all Senior Interests (other than unasserted contingent indemnification obligations) on or after the Final Maturity Date, the Holder shall be subrogated to the rights of the Senior Interest Holders to receive payments or distributions from Buyer that are applicable to the Senior Interests until this Note is indefeasibly paid and performed in full and in cash.

(e) These Subordination Provisions are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the Senior Interest Holders, on the other hand. Nothing contained in the Subordination Provisions or elsewhere in this Note is intended to or shall impair, as between Buyer, its creditors (other than the Senior Interest Holders) and the Holder, Buyer’s obligation, which is unconditional and absolute, to pay this Note as and when the same shall become due and payable in accordance with the terms hereof and of the Purchase and Sale Agreement or to affect the relative rights of the Holder and creditors of Buyer (other than the Senior Interest Holders).

(f) Holder shall not, until the Senior Interests (other than unasserted contingent indemnification obligations) have been indefeasibly paid and performed in full and in cash on or after the Final Maturity Date: (i) cancel, waive, forgive, transfer or assign, or commence legal proceedings to enforce or collect, or subordinate to any obligation of Buyer, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, other than the Senior Interests, this Note, or any rights in respect thereof or (ii) convert this Note into an equity interest in Buyer, unless, in the case of each of clauses (i) and (ii) above, Holder shall have received the prior written consent of the Administrative Agent.

(g) The Holder shall not commence, or join with any other Person in commencing, any Bankruptcy Proceeding with respect to Buyer until the later of (x) at least one year and one day shall have passed since the Senior Interests (other than unasserted contingent indemnification obligations) shall have been indefeasibly paid and performed in full and in cash and (y) the Final Maturity Date.

(h) If, at any time, any payment (in whole or in part) made with respect to any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with any Bankruptcy Proceeding or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made.

(i) Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice or demand to the Holder, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property securing any of the Senior Interests pursuant to, and to the extent set forth in, the Transaction Documents; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests in accordance with the Transaction Documents; (iv) amend, supplement, or otherwise modify any Transaction Document in accordance with the terms thereof; and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property.

S-4	Purchase and Sale Agreement (APEX)

(j) The Holder agrees that this Note shall be pari passu with all other Junior Liabilities.

(k) The Holder hereby waives: (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon the Senior Interests, or any thereof, or any security therefor.

(l) Each of the Senior Interest Holders may, from time to time, on the terms and subject to the conditions set forth in the Transaction Documents to which such Persons are party, but without notice to the Holder, assign or transfer any or all of the Senior Interests, or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Interests shall be and remain Senior Interests for the purposes of these Subordination Provisions, and every immediate and successive assignee or transferee of any of the Senior Interests or of any interest of such assignee or transferee in the Senior Interests shall be entitled to the benefits of these Subordination Provisions to the same extent as if such assignee or transferee were the assignor or transferor.

(m) These Subordination Provisions constitute a continuing offer from Buyer to all Persons who become the holders of, or who continue to hold, Senior Interests; and these Subordination Provisions are made for the benefit of the Senior Interest Holders, and Administrative Agent may proceed to enforce such provisions on behalf of each of such Persons.

8. Cumulative Remedies; Amendments, Etc. No failure or delay on the part of the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No amendment, restatement, modification or waiver of, or consent with respect to, any provision of this Note shall in any event be effective unless (a) the same shall be in writing and signed and delivered by Buyer and the Holder and acknowledged and agreed to in writing by Administrative Agent, and (b) all consents required for such actions under the Transaction Documents shall have been received by the appropriate Persons.

9. Limitation on Interest. Notwithstanding anything in this Note to the contrary, Buyer shall never be required to pay unearned interest on any amount outstanding hereunder, and shall never be required to pay interest on the principal amount outstanding hereunder, at a rate in excess of the maximum interest rate that may be contracted for, charged or received without violating applicable federal or state law.

10. Negotiation. This Note is not negotiable.

11. Governing Law. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

S-5	Purchase and Sale Agreement (APEX)

12. Captions. Paragraph captions used in this Note are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Note.

[Signature Follows]

S-6	Purchase and Sale Agreement (APEX)

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed as of the date hereof.

ONCOR RECEIVABLES LLC

By:
Name:
Title:

S-7	Purchase and Sale Agreement (APEX)